Exhibit 10.33

AIRCRAFT TIME SHARING AGREEMENT

Dated as of the 3rd day of November, 2023,

between

Kohl’s Department Stores, Inc.,

as Time Share Lessor,

and

Thomas Kingsbury,

as Time Share Lessee,

concerning one 2009 Bombardier Inc. Challenger CL-600-2B16 (Model 605) aircraft bearing

U.S. registration number N68888

and

manufacturer's serial number 5774.

* * *

INSTRUCTIONS FOR COMPLIANCE WITH

"TRUTH IN LEASING" REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Agreement:

mail a copy of the executed document to the

following address via certified mail, return receipt requested:

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:

provide notice, using the FSDO Notification Letter in Exhibit A,

of the departure airport and proposed time of departure of the first flight, by facsimile, to the Flight Standards

District Office located nearest the departure airport.

Carry a copy of this Agreement in the aircraft at all times.

* * *

This AIRCRAFT TIME SHARING AGREEMENT (the "Agreement") is made and effective as of the 3rd day of November, 2023, (the "Effective Date"), by and between Kohl’s Department Stores, Inc., a Delaware Corporation ("Time Share Lessor"), and Thomas Kingsbury, ("Time Share Lessee").

W I T N E S S E T H :

WHEREAS, title to the Aircraft described and referred to herein is held by Headlessor;

WHEREAS, Time Share Lessor has a leasehold interest in the Aircraft described and referred to herein, within the scope of and incidental to its own business;

WHEREAS, Time Share Lessee desires to lease the Aircraft, with a flight crew, on a non-exclusive basis, from Time Share Lessor on a time sharing basis as defined in Section 91.501(c)(1) of the FAR;

WHEREAS, Time Share Lessor is willing to lease the Aircraft, with a flight crew, on a non-exclusive basis, to Time Share Lessee on a time sharing basis; and

WHEREAS, during the Term of this Agreement, the Aircraft will be subject to use by Time Share Lessor and may be subject to use by one or more other third-parties.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

"Aircraft" means the Airframe, the Engines, the Parts, and the Aircraft Documents. The Engines shall be deemed part of the "Aircraft" whether or not from time to time attached to the Airframe or removed from the Airframe.

"Aircraft Documents" means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

"Airframe" means that certain 2009 Bombardier Inc. Challenger CL-600-2B16 (Model 605) aircraft bearing U.S. registration number N68888, and manufacturer's serial number 5774, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

"Applicable Law" means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

"Business Day" means any day of the year in which banks are not authorized or required to close in State of Wisconsin.

"DOT" means the United States Department of Transportation or any successor agency.

"Engines" means two (2) General Electric CF34-3B engines bearing manufacturer's serial numbers 950742 & 950743, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. Any engine which may be, from time to time, substituted for an Engine shall be deemed to be an Engine and subject to this Agreement for so long as it remains attached to the Airframe.

"FAA" means the Federal Aviation Administration or any successor agency.

"FAR" means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

"Flight Hour" means one (1) hour of use of the Aircraft in flight operations, as recorded on the Aircraft hour meter and measured in one-tenth (1/10th) of an hour increments.

“Headlessor” means KWAL, LLC, a Wisconsin limited liability company.

"Operating Base" means General Mitchell International Airport, in the City of Milwaukee, State of Wisconsin.

"Operational Control" has the same meaning given the term in Section 1.1 of the FAR.

"Parts" means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

"Pilot in Command" has the same meaning given the term in Section 1.1 of the FAR.

"Schedule Keeper" means the person designated by to maintain the scheduling log of the Aircraft. The name, address, telephone number, and other contact information for the Schedule Keeper are set forth in Section 28.

"Taxes" means all taxes of every kind (excluding any tax measured by or assessed against a taxpayer's income, including, without limitation, any income tax, gross income tax, net income tax, or capital gains tax, and any tax measured by or assessed against the Aircraft’s value, including, without limitation, any personal property or ad valorem tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, and other similar duties, fees, and excise taxes.

"Term" means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 3.

2. Agreement to Lease. Time Share Lessor agrees to lease the Aircraft to Time Share Lessee from time to time on an "as needed and as available" basis, and to provide a fully qualified flight crew for all Time Share Lessee's flights, in accordance with the terms and conditions of this Agreement. Nothing contained herein shall obligate or entitle Time Share Lessee to any minimum usage of the Aircraft.

3. Term.

3.1 Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year.

3.2 Renewal. At the end of the initial one (1) year term or any subsequent one (1) year term, this Agreement shall automatically be renewed for an additional one (1) year term.

3.3 Termination. Each party shall have the right to terminate this Agreement at any time with or without cause on thirty (30) days prior written notice to the other party.

4. Applicable Regulations. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR. The parties agree that for all flights under this Agreement, the Aircraft shall be operated under the pertinent provisions of Subpart F of Part 91 of the FAR. If any provision of this Agreement is determined to be inconsistent with any of the requirements of the provisions of Subpart F of Part 91 of the FAR, such provision shall be deemed amended in any respect necessary to bring it into compliance with such requirements.

5. Non-Exclusivity. Time Share Lessee acknowledges that the Aircraft is leased to Time Share Lessee hereunder on a non-exclusive basis, and that the Aircraft will also be subject to use by Time Share Lessor, and may also be subject to non-exclusive leases and lease to others during the Term.

6. Flight Charges. Time Share Lessee shall pay Time Share Lessor for each flight conducted under this Agreement an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:

6.1 fuel, oil, lubricants, and other additives;

6.2 travel expenses of the crew, including food, lodging and ground transportation;

6.3 hangar and tie down costs away from the Aircraft's Operating Base;

6.4 insurance obtained for the specific flight;

6.5 landing fees, airport taxes and similar assessments;

6.6 customs, foreign permit, and similar fees directly related to the flight;

6.7 in-flight food and beverages;

6.8 passenger ground transportation;

6.9 flight planning and weather contract services; and

6.10 an additional charge equal to 100% of the expenses listed in Section 6.1.

7. Invoices and Payment. Time Share Lessor will pay all expenses related to the operation of the Aircraft when and as such expenses are incurred, provided that within fifteen (15) days after the last day of any calendar month during which any flight for the account of Time Share Lessee has been conducted, Time Share Lessor shall provide an invoice to Time Share Lessee for an amount determined in accordance with Section 6 above. Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 8, to Time Share Lessor promptly within fifteen (15) days following Time Share Lessee’s receipt of the invoice date.

8. Taxes. The payments made by Time Share Lessee under Sections 6 and 7 of this Agreement do not include, and Time Share Lessee shall additionally pay and be responsible for, shall indemnify and hold harmless Time Share Lessor against, any Taxes which may be assessed or levied as a result of the lease of the Aircraft to Time Share Lessee, or the use of the Aircraft by Time Share Lessee, or the provision of a taxable transportation service to Time Share Lessee using the Aircraft. Without limiting the generality of the foregoing, Time Share Lessee and Time Share Lessor specifically acknowledge that all Time Share Lessee's flights will be subject to commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code, regardless of whether any such flight is considered "noncommercial" under the FAR. Time Share Lessee shall remit to Time Share Lessor all such Taxes together with each payment made pursuant to Section 7.

9. Scheduling Flights.

9.1 Submitting Flight Requests. Time Share Lessee shall submit requests for flight time and proposed flight schedules to the Schedule Keeper as far in advance of any given flight as possible, and in any case, at least two (2) Business Days in advance of Time Share Lessee's planned departure. Time Share Lessee shall provide at least the following information for each proposed flight at least 24 hours prior to scheduled departure: departure airport; destination airport; date and time of departure; the names of all passengers; the nature and extent of luggage and/or cargo to be carried; the date and time of return flight, if any; and any other information concerning the proposed flight that may be pertinent or required by Time Share Lessor or Time Share Lessor's flight crew.

9.2 Approval of Flight Requests. Each use of the Aircraft by Time Share Lessee shall be subject to the Schedule Keeper's prior approval in writing. Schedule Keeper may approve or deny any flight scheduling request in Schedule Keeper's sole discretion. Scheduling requests not approved in writing by 5:00 p.m. local time at Schedule Keeper's place of business on the 1st Business Day after the day the request is received by Schedule Keeper shall be deemed denied. Schedule Keeper shall be under no obligation to approve any flight request submitted by Time Share Lessee, and shall have final authority over the scheduling of the Aircraft.

9.3 Subordinated Use of Aircraft. Time Share Lessee's rights to schedule use of the Aircraft during the Term of this Agreement shall at all times be subordinate to the Aircraft use requirements of Time Share Lessor and any other person or entity to whom Headlessor has leased an interest in the Aircraft, and Time Share Lessor and each such other lessee shall at all times be entitled to preempt any scheduled, unscheduled, and anticipated use of the Aircraft by Time Share Lessee, notwithstanding any prior approval by Schedule Keeper of a request by Time Share Lessee to schedule a flight.

10.
Title and Registration. Headlessor has exclusive legal and equitable title to the Aircraft. Time Share Lessee acknowledges that title to the Aircraft shall remain vested in Headlessor. Time Share Lessee undertakes, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as, in the reasonable opinion of Time Share Lessor may be necessary or desirable in order to protect or preserve Headlessor’s title to the Aircraft.

11. Aircraft Maintenance. During the Term of this Agreement, Time Share Lessor shall, at its sole cost, (i) keep (or cause to be kept) the Aircraft in good and efficient working order, condition and repair, ordinary wear and tear excepted, (ii) maintain, service, inspect, repair and overhaul (or cause to be maintained, serviced, inspected, repaired or overhauled) the Aircraft or any part thereof (including without limitation, any parts, accessories or components incorporated therein or attached thereto) as may be necessary to enable the airworthiness certificate of the Aircraft to be maintained in good standing at all times under the applicable rules and regulations of the FAA or other governmental authority having jurisdiction over the Aircraft, (iii) comply with all applicable airworthiness directives and orders of the FAA, and the Aircraft manufacturer’s recommended maintenance program and mandatory service bulletins, and (iv) cause all maintenance procedures required hereunder to be undertaken by properly trained, licensed and certified maintenance sources and maintenance personnel. Time Share Lessor shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all Applicable Laws and regulations, and within the sound discretion of the Pilot in Command.

12. Flight Crews; Aircraft Operation; Compliance with Law.

12.1 Flight Crew. Time Share Lessor shall provide, at its sole cost, to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement, who in all cases shall (i) be fully qualified and properly certificated and trained, (ii) hold all licenses, certificates, ratings, type ratings or endorsements appropriate to the Aircraft, purpose of flight, condition of flight or as otherwise required by the FARs, and (iii) meet all currency of flight and other requirements specified by the FAA and the insurance policies for the Aircraft and be included under the insurance coverage for the Aircraft. The members of the flight crew may be either employees or independent contractors of Time Share Lessor. In either event, the flight crew shall be and remain under the exclusive command and control of Time Share Lessor in all phases of all flights conducted hereunder.

12.2 Operation of Aircraft. For all Time Share Lessee's flights under this Agreement, Time Share Lessor shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and agrees not to operate or locate the Aircraft (nor allow the Aircraft to be operated or located) (i) in any area excluded from coverage by any insurance policy in effect with respect to the Aircraft, (ii) in any area to which travel or flights are restricted or prohibited by law or in violation of any United States export control law, or (iii) in areas that are war zones or recognized as threatened or actual areas of hostilities.

12.3 Compliance with Law, Etc. For all Time Share Lessee's flights under this Agreement, Time Share Lessor shall use, operate and maintain the Aircraft (i) in compliance with all laws or regulations of governmental bodies having jurisdiction over Time Share Lessor or the Aircraft including, without limitation, the FARs, and (ii) in compliance with the Aircraft’s flight manual, manufacturer’s recommended maintenance program and operating procedures, airworthiness certificate, license or registration relating to the Aircraft issued by any governmental body, and the insurance policies in effect with respect to the Aircraft. Time Share Lessor shall, at its sole cost, maintain in full force and effect all authorizations required for the operation of the Aircraft by Time Share Lessor hereunder.

13. Operational Control. THE PARTIES EXPRESSLY AGREE THAT TIME SHARE LESSOR SHALL HAVE AND MAINTAIN SOLE OPERATIONAL cONTROL OF THE AIRCRAFT AND EXCLUSIVE POSSESSION, COMMAND AND CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A "TIME SHARING AGREEMENT" AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. TIME SHARE LESSOR shall exercise exclusive authority over initiating, conducting, or terminating any flight conducted ON BEHALF OF TIME SHARE LESSEE pursuant to this Agreement.

14. Authority of Pilot In Command. Notwithstanding that Time Share Lessor shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, Time Share Lessor and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessary to ensure the safety of the Aircraft, the flight crew, the passengers, and persons and property on the ground. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of Time Share Lessor to Time Share Lessee for loss, injury, damage or delay.

15. Passengers and Baggage. Except as provided in Section 16, Time Share Lessee may carry on the Aircraft on all flights under this Agreement such passengers and baggage/cargo as Time Share Lessee in its sole but reasonable discretion shall determine; provided, however, that the passengers to be carried on such flights shall be limited to those permitted under the pertinent provisions of Part 91 of the FAR, and that the number of such passengers shall in no event exceed the number of passenger seats legally available in the Aircraft and the total load, including fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the maximum allowable load for the Aircraft.

16. Prohibited Items. Time Share Lessee shall not cause or permit to be carried on board the Aircraft, and shall not cause or permit any passenger to carry on board the Aircraft, any contraband, prohibited dangerous goods, or prohibited controlled substances on the Aircraft at any time.

17. Damage to Aircraft. Time Share Lessee shall be solely responsible for, and shall pay the costs of, repairs of any damage (normal wear and tear excepted) to the Aircraft that may be caused by Time Share Lessee’s passengers, baggage, or cargo.

18. Force Majeure. Time Share Lessor shall not be liable for delay or failure to furnish the Aircraft and/or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other unforeseen or unanticipated circumstances.

19. Insurance.

19.1 Liability. Time Share Lessor shall maintain, or cause to be maintained, (i) comprehensive aviation liability insurance, including bodily injury and property damage, contractual liability and war risk insurance in an amount no less than Three Hundred Million United States Dollars (US$300,000,000.00) Combined Single Limit for the benefit of itself, and Time Share Lessee in connection with the use of the Aircraft. Said policy shall be an occurrence policy naming Time Share Lessor as Named Insured, and Time Share Lessee and such other persons as Time Share Lessee may reasonably request as Additional Insureds (without responsibility for premiums).

19.2 Hull. Time Share Lessor shall maintain, or cause to be maintained, all risks aircraft hull insurance, including confiscation, expropriation and war risk insurance, on the Aircraft (covering ground, flight and any other exposure) in an amount of Thirteen Million United States Dollars (US$13,000,000.00), and such insurance shall name Time Share Lessor and any first lien security interest holder as loss payees as their interests may appear.

19.3 General. All insurance required by this Section 19 shall (i) be issued by one or more reputable aviation insurance underwriters licensed to do business in the state where the Operating Base is located and typically selected by professional aviation insurance brokers placing coverage customary in the industry for the type and usage of the Aircraft, (ii) provide that any cancellation, except for non-payment of premium, or substantial change in coverage, shall not be effective as to Time Share Lessee for thirty (30) days after the date of written notice from the insurer of such cancellation or change, (iii) provide that any cancellation for non-payment of premium shall not be effective as to Time Share Lessee for ten (10) days after the date of written notice from the insurer of such cancellation or change, (iv) insure Time Share Lessee’s interest, regardless of any breach of warranty or other act or omission of Time Share Lessor, and (v) be primary and non-contributory with any insurance maintained by Time Share Lessee.

19.4 Insurance Certificates. Time Share Lessor will provide Time Share Lessee with a Certificate of Insurance upon request by Time Share Lessee.

20. Representations and Warranties.

20.1 Time Share Lessee Representations and Warranties. Time Share Lessee represents and warrants that:

20.1.1 Time Share Lessee will use the Aircraft solely for and on account of its own business use, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire.

20.1.2 Time Share Lessee shall refrain from incurring any mechanic's or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Time Share Lessee to convey, mortgage, assign, lease, sublease, or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien.

20.1.3 During the Term of this Agreement, Time Share Lessee will abide by and conform to all Applicable Laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the use of the Aircraft by a time sharing Time Share Lessee.

21. No Assignments Neither this Agreement nor any party's interest herein shall be assignable to any other party whatsoever.

22. Entire Agreement. This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

23. Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by

Applicable Law, each of Time Share Lessor and Time Share Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

24. Binding Effect. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Time Share Lessor, Time Share Lessee, and each of their respective agents, servants, heirs, representatives and successors.

25. Headings. The section headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

26. Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

27. No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

28. Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by email, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Time Share Lessor: Kohl’s Department Stores, Inc. Tel:

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Attn: Chief Legal Officer

With a copy to: GKG, Law, P.C. Tel:

1055 Thomas Jefferson Street, N.W.

Suite 620

Washington, D.C. 20007

Attn: Keith G. Swirsky, Esq.

Email: kswirsky@gkglaw.com

If to Time Share Lessee: Thomas Kingsbury Tel:

N56 W170000 Ridgewood Drive

Menomonee Falls, WI 53051

If to Schedule Keeper: __________________________________ Tel: __________________________________

__________________________________

__________________________________

Attn: ___________________________

Email: ___________________________

29. Governing Law. This Agreement has been negotiated and delivered in the State of Wisconsin and shall in all respects be governed by, and construed in accordance with, the laws of the State of Wisconsin, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

30. Jurisdiction and Venue. Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the State of Wisconsin.

31. DISCLAIMER. THE AIRCRAFT IS BEING LEASED BY THE TIME SHARE LESSOR TO THE TIME SHARE LESSEE HEREUNDER ON A COMPLETELY "AS IS, WHERE IS," BASIS, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE TIME SHARE LESSEE. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER,

EXPRESS OR IMPLIED, AND TIME SHARE LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING LEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT TIME SHARE LESSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE AIRCRAFT, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AND AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF. TIME SHARE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH AND OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF TIME SHARE LESSOR AND RIGHTS, CLAIMS AND REMEDIES OF TIME SHARE LESSEE AGAINST TIME SHARE LESSOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE, (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (III) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF TIME SHARE LESSOR, ACTUAL OR IMPUTED, AND (IV) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

32. EXCULPATION FROM LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY DAMAGES FOR DIMINUTION IN VALUE OF THE AIRCRAFT, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO LOSS OF USE, REVENUE, OR PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, EVEN IF ANY PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITIES OF SUCH DAMAGES.

33. NO AGENT RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Time Share Lessor and Time Share Lessee.

34. COUNTERPARTS. This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each and all of which when so executed and delivered shall be an original, and all of which shall together constitute but one and the same instrument.

35. TRUTH IN LEASING.

TIME SHARE LESSOR HEREBY CERTIFIES THAT, DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

TIME SHARE LESSOR ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT ON BEHALF OF TIME SHARE LESSEE UNDER THIS AGREEMENT, TIME SHARE LESSOR SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF THE AIRCRAFT AND SOLELY RESPONSIBLE FOR OPERATIONAL CONTROL OF THEAIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement as of the date and year first written above.

TIME SHARE LESSOR:

Kohl’s Department stores, inc.

By: /s/ Jennifer Kent________________________

Print: Jennifer Kent__________________________

Title: Chief Legal Officer_____________________

TIME SHARE LESSEE:

THOMAS KINGSBURY

By: /s/ Thomas Kingsbury___________________

EXHIBIT A

FSDO Notification Letter

Date: _________________

Via Facsimile

Fax: __________________

Federal Aviation Administration

__________________________

__________________________

__________________________

RE: FAR Section 91.23 FSDO Notification

First Flight Under Time Sharing Agreement of 2009 Bombardier Inc. Challenger CL-600-2B16 (Model 605), N68888, s/n 5774

To whom it may concern:

Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3), please accept this letter as notification that the undersigned will acquire and take delivery of a leasehold interest in the above referenced aircraft on the ___ day of October, 2023, and that the first flight of the aircraft under the Time Sharing Agreement will depart from General Mitchell International Airport on the _____ day of ______________________, 2023, at approximately _____ (am / pm) local time.

Sincerely,

Thomas Kingsbury

By: _______________________________